Exhibit 99.1

Sphere 3D Completes Rebrand as DarkHorse Technologies Inc., Marking Next Phase of Power-First AI Infrastructure Strategy

Stamford, Connecticut, September 16, 2026 - DarkHorse Technologies Inc. (Nasdaq: ANY), formerly Sphere 3D Corp. (the “Company”), today announced that its corporate name change has become effective, marking the next phase of the Company’s strategic repositioning toward AI and digital infrastructure.

The Company’s common shares are expected to begin trading on Nasdaq under the new name and ticker symbol “DRK” at the market open on Thursday, September 17, 2026, subject to Nasdaq procedures. Until then, the shares will continue to trade under “ANY.” The name change took effect upon completion of the Company’s continuance from the Province of Ontario to the Province of British Columbia. As a result of the continuance, the Company is now governed by the Business Corporations Act (British Columbia) in place of the Business Corporations Act (Ontario).

DarkHorse reflects the business management is building—a more focused infrastructure platform centered on power-ready, distribution-connected sites in Tennessee and Kentucky. The Company intends to concentrate on smaller footprint sites that can be advanced efficiently through modular development, while maintaining a disciplined approach to capital deployment as customer demand is validated.

“DarkHorse is more than a new name; it marks a clear line between the legacy perception of Sphere 3D and the infrastructure platform we are building,” said Joel Block, Chief Executive Officer. “We are concentrating capital and management attention where we believe we can compete effectively: smaller, power-ready sites with established utility relationships that sit outside the conventional hyperscale pipeline. As access to power and time to deployment become increasingly important across AI infrastructure, we believe our existing footprint and utility relationships give us a practical basis from which to compete. DarkHorse is a reflection of how we intend to operate. Compete where we have an edge, find opportunities others overlook, move with discipline and let execution define the Company.”

The rebrand follows the Company’s strategic review announced on September 8, 2026, which established a development focus on the Tennessee Valley Authority region and resulted in agreements to divest the Company’s Iowa site and legacy mining fleet.

Shareholders approved the name change on August 24, 2026. In connection with the name change and continuance, the Company’s common shares have been assigned a new CUSIP number, 236918108, replacing the Company’s prior CUSIP number, 84841L506. Existing shareholders are not required to take any action; existing share certificates representing common shares of Sphere 3D Corp. remain valid, and shares held through a broker or other nominee are expected to reflect the change automatically.

About DarkHorse Technologies Inc.

DarkHorse Technologies Inc. (Nasdaq: ANY), formerly Sphere 3D Corp., is a digital infrastructure company focused on operating and expanding scalable power and data center assets for high-performance computing, AI workloads and digital asset infrastructure. Following its business combination with Cathedra Bitcoin and upon completion of the previously announced sale of its Iowa site, the Company expects to own and/or operate approximately 50 MW of operating power capacity across four data center locations in Tennessee and Kentucky, and has a proposed new 50 MW data center under development in Kentucky, together with a development pipeline of approximately 100 MW of additional potential expansion opportunities. The Company combines infrastructure ownership, energy optimization expertise and capital markets access to pursue long-term value creation across next-generation compute infrastructure.

The Company’s common shares are expected to begin trading on Nasdaq under the symbol “DRK” beginning September 17, 2026.

For more information, visit www.darkhorse.inc.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and forward-looking information within the meaning of applicable Canadian securities laws. These statements include, without limitation, the anticipated commencement of trading under the new name and ticker symbol “DRK” on the anticipated date, the expected assignment and effectiveness of the new CUSIP and ISIN, the Company’s development plans and pipeline, potential AI and high-performance computing uses of the Company’s sites, none of which is contracted, and the expected benefits of the Company’s strategy. Words such as “expects,” “plans,” “intends,” “anticipates,” “will” and similar expressions identify forward-looking statements. These statements reflect current expectations, rest on assumptions that may prove incorrect, and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially.

Relevant risks include Nasdaq procedures and transfer agent and depository processing, any of which could delay or prevent the change of ticker symbol from occurring on the anticipated date or at all; financing availability; customer commitments; power availability; zoning, permitting and other regulatory approvals; construction costs and timing; and the risks described under “Risk Factors” in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, available at www.sec.gov. Development plans do not assure completed facilities or customer contracts. Forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise them except as required by applicable law.

Investor Relations

Investor.relations@darkhorse.inc